Exhibit (e)(5)

Amendment

SCHEDULE A

Distribution Agreement

Dated September 30, 2005

Between Financial Investors Trust and

ALPS Distributors, Inc.

As of March 27, 2009

American Freedom U.S. Government Money Market Fund

FINANCIAL INVESTORS TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ JoEllen L. Legg	By:	/s/ Thomas A. Carter
Name:	JoEllen L. Legg	Name:	Thomas A. Carter
Title:	Secretary	Title:	President